SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

EQ ADVISORS TRUST

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED NOVEMBER 27, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about organizational changes to the sub-adviser for the AXA/Franklin Small Cap Value Managed Volatility Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The changes discussed in this Information Statement became effective on or about September 30, 2018.

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual and Semi-Annual Reports, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below).

In September 2018 Franklin Advisory Services, LLC (“Franklin Advisory”), then Sub-Adviser for the portion of the Portfolio that is actively managed (“Active Allocated Portion”), notified FMG LLC that Steven B. Raineri and Christopher Meeker, CFA, portfolio managers for the Active Allocated Portion of the Portfolio and members of the Franklin U.S. Value Team, were being integrated into an affiliate, Franklin Mutual Advisers, LLC (“Franklin Mutual” or “New Sub-Adviser”), as part of a strategic realignment of that team. As a result of this strategic realignment, the entity with which FMG LLC contracts to provide sub-advisory services with respect to the Portfolio changed from Franklin Advisory to Franklin Mutual. In addition, a portion of the Portfolio seeks to track the performance of an index (“Index Allocated Portion”). BlackRock Investment Management, LLC is the Sub-Adviser for the Index Allocated Portion of the Portfolio.

At a regular meeting of the Board held on September 12-13, 2018, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to (1) terminate the Investment Sub-Advisory Agreement between FMG LLC and Franklin Advisory, dated September 30, 2018, and most recently approved by the Board at a regular meeting held on July 10-12, 2018, with respect to the Portfolio (“Old Agreement”), and (2) approve a new Investment Sub-Advisory Agreement between FMG LLC and Franklin Mutual with respect to the Portfolio (“New Agreement”).

Factors Considered by the Board

In connection with its September 12-13, 2018 approval of the New Agreement, the Board noted that Franklin Advisory and Franklin Mutual are both affiliates of Franklin Resources, Inc. and that Franklin Mutual and other affiliates of Franklin Resources, Inc. currently serve as sub-advisers for other portfolios of the Trust. The Board noted that it had most recently approved the continuation of the Old Agreement with Franklin Advisory with respect to the Portfolio, as well as the investment sub-advisory agreements with Franklin Mutual and other affiliates of Franklin Resources, Inc. with respect to other portfolios of the Trust, at an in-person meeting held on July 10-12, 2018. The Board also considered that, prior to that July 10-12, 2018 meeting, Franklin Templeton Investments had provided information with respect to the Franklin-affiliated entities — including Franklin Advisory and Franklin Mutual — that serve as sub-advisers for portfolios of the Trust, including the Portfolio.

Prior to its approval of the New Agreement, the Board reviewed, among other matters, the nature, quality and extent of the services currently being provided by Franklin Advisory under the Old Agreement and to be provided by Franklin Mutual under the New Agreement. A substantial portion of this review was conducted as part of, and in conjunction with, the Board’s annual review of the Old Agreement at the July 10-12, 2018 meeting. During the review process that led to its approval of the continuation of the Old Agreement with Franklin Advisory, the Board was aware that it likely would be asked in the near future to consider approval of the New Agreement with Franklin Mutual. During that review process, the Board also noted that the Adviser had presented a new form of Sub-Advisory Agreement with Franklin Advisory and that the new form of agreement contains certain updated provisions that differ from the then existing Sub-Advisory Agreement and that are part of the Adviser’s effort to update and standardize the terms of the investment sub-advisory agreements across the fund complex. In this regard, the Board noted that there was no change to the services provided to the Portfolio, and no change to the sub-advisory fee paid by the Adviser to Franklin Advisory, under the new form of agreement.

On July 10-12, 2018, the Board, including the Independent Trustees, on the basis of their business judgment after review of the information provided, concluded that the approval of continuation of the Old Agreement was in the best interests of the Portfolio and its shareholders and that the sub-advisory fee rate set forth in the Old Agreement was fair and reasonable. In reaching its decision to approve the Old Agreement, the Board considered the overall fairness of the Old Agreement and whether the Old Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the Old Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by Franklin Advisory; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to Franklin Advisory and its affiliates (i.e., indirect benefits that they would not receive but for the existence of the Portfolio). In considering the Old Agreement, the Board did not identify any single factor or information as all-important or controlling, and each Trustee may have attributed different weight to each factor. 1

In connection with its approval of the New Agreement on September 12-13, 2018, the Board considered its conclusions in connection with its July 10-12, 2018 approval of the Old Agreement, including its general satisfaction with the nature and quality of services being provided to the Portfolio. Also in connection with its September 12-13, 2018 approval of the New Agreement, the Board considered a representation made to the Adviser on September 12, 2018, by Franklin Templeton Investments that there had been no material change to the information provided to the Board in connection with its consideration of the Old Agreement at the July 10-12, 2018 meeting; that the information with respect to the services provided by Franklin Advisory to the Portfolio described in all material respects the services to be provided by Franklin Mutual to the Portfolio; and that, since the date Franklin Templeton Investments had provided this information to the Board, there had been

[1]

The discussion of the process followed by the Board in its approval of the continuation of the Old Agreement on July 10-12, 2018, including the information reviewed, certain material factors considered, and certain related conclusions reached, will be provided in the Trust’s annual shareholder report for the fiscal year ending December 31, 2018.

no material change to the services that Franklin Advisory provides, and that Franklin Mutual will provide, to the Portfolio. In this regard, the Board also recognized that, except as to the effective date and the named Sub-Adviser, the New Agreement is substantially identical to the Old Agreement, including with respect to the sub-advisory fee payable and the services provided thereunder.

In connection with its deliberations at the September 12-13, 2018 meeting, the Board took into account information prepared by the Adviser and Franklin Mutual, including memoranda and other materials addressing the factors set out above, and provided to the Trustees prior to the meeting. The Board also took into account information, including information relating to Franklin Mutual, provided to the Trustees at prior Board meetings, including the July 10-12, 2018 meeting. The information provided to the Trustees described, among other things, the services to be provided by Franklin Mutual, as well as Franklin Mutual’s investment personnel, proposed sub-advisory fee, performance information, and other matters. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Agreement and the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement.

The Board considered that the services to be provided by Franklin Mutual under the New Agreement were not expected to change from the services being provided by Franklin Advisory under the Old Agreement; the Portfolio’s fees and expenses were not expected to change as a result of the approval of the New Agreement; the sub-advisory fee that Franklin Mutual would receive from the Adviser under the New Agreement would be based on the same fee schedule in effect under the Old Agreement with Franklin Advisory; and the same portfolio managers would continue to be primarily responsible for the securities selection, research and trading for the Active Allocated Portion of the Portfolio following the strategic realignment of the Franklin U.S. Value Team.

On September 12-13, 2018, the Board, including the Independent Trustees, on the basis of their business judgment after review of the information provided, concluded that the approval of the New Agreement was in the best interests of the Portfolio and its shareholders and that the proposed sub-advisory fee rate set forth in the New Agreement was fair and reasonable. In reaching its decision to approve the New Agreement, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Agreement, including those set forth above. In considering the New Agreement, the Board did not identify any single factor or information as all-important or controlling, and each Trustee may have attributed different weight to each factor.

Franklin Mutual became the New Sub-Adviser to the Active Allocated Portion of the Portfolio effective on or about September 30, 2018.

Information Regarding the Investment Sub-Advisory Agreement

As stated above, the Board most recently approved the Old Agreement at a regular meeting held on July 10-12, 2018. The Old Agreement that the Adviser presented and the Board approved at that meeting was an amended and restated form of the prior investment sub-advisory agreement between FMG LLC and Franklin Advisory dated May 1, 2011, as amended on July 16, 2014, and was substantially similar to that prior agreement, except as to the effective date, and except that the Old Agreement included: a more detailed description of FMG LLC’s general responsibilities with respect to the Portfolio, including the responsibilities for which FMG LLC remained responsible in connection with its delegation of responsibilities to Franklin Advisory; certain representations by FMG LLC regarding compliance with certain Commodity Futures Trading Commission regulations, as applicable; a more detailed description of FMG LLC’s and Franklin Advisory’s confidentiality obligations with respect to information obtained in connection with their respective duties under the Old Agreement; and certain other non-material changes. Franklin Advisory served as a Sub-Adviser to the Portfolio pursuant to that amended and restated form of investment sub-advisory agreement between FMG LLC and Franklin Advisory, dated September 1, 2018 (i.e., the Old Agreement).

The terms of the New Agreement between FMG LLC and Franklin Mutual are substantially identical to the terms of the Old Agreement between FMG LLC and Franklin Advisory, except as to the effective date and the named Sub-Adviser. Pursuant to the New Agreement, Franklin Mutual is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to Franklin Mutual from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The New Agreement will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and Franklin Mutual, or by FMG LLC or Franklin Mutual on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to Franklin Mutual. The appointment of Franklin Mutual as a Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to FMG LLC.

The New Agreement generally provides that Franklin Mutual will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or FMG LLC as a result of any error of judgment, mistake of law, or other action or omission by Franklin Mutual, except that nothing in the New Agreement limits Franklin Mutual’s liability for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Franklin Mutual in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, the Trust or FMG LLC, or the omission to state therein a material fact known to Franklin Mutual which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by Franklin Mutual to FMG LLC or the Trust.

Information Regarding Franklin Mutual Advisers, LLC

The following provides additional information about the New Sub-Adviser.

Franklin Mutual is a Delaware limited liability company and is an indirect, wholly-owned subsidiary of Franklin Resources, Inc., a publicly owned company engaged in the financial services industry. Charles B. Johnson and Rupert H. Johnson, Jr., are principal shareholders of Franklin Resources, Inc. As of September 30, 2018, Franklin Mutual’s total assets under management were approximately $52.5 billion.

Following the strategic realignment mentioned above, which became effective on or about September 30, 2018, Steven B. Raineri and Christopher Meeker continue to be primarily responsible for the securities selection, research and trading for the Active Allocated Portion of the Portfolio. Mr. Raineri is a lead portfolio manager and joined Franklin Templeton Investments in 2005 serving in various capacities, including co-lead portfolio manager since 2007. Mr. Meeker is a portfolio manager and joined Franklin Templeton Investments in September 2012.

Franklin Mutual’s office is located at 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Franklin Resources, Inc.’s office is located at One Franklin Parkway, San Mateo, California 94403. Franklin Mutual’s principal executive officers and directors include:

Name	Title/Responsibilities
Peter Langerman	President, CEO and Chairman
Craig Tyle	Chief Legal Officer
Mark Constant	Treasurer
Breda Beckerle	Chief Compliance Officer

The address of each of these individuals is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

For its services to the Portfolio, Franklin Mutual receives from FMG LLC a sub-advisory fee as follows: 0.60% of the Portfolio’s Franklin Mutual Allocated Portion’s average daily net assets up to and including $200 million; 0.52% of the Portfolio’s Franklin Mutual Allocated Portion’s average daily net assets in excess of $200 million and up to and including $500 million; and 0.50% of the Portfolio’s Franklin Mutual Allocated Portion’s average daily net assets in excess of $500 million. The sub-advisory fee that Franklin Mutual receives under the New Agreement is based on the same fee schedule that was in effect under the Old Agreement with Franklin Advisory.

Information with respect to the advisory fee paid to Franklin Mutual by a comparable fund subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2017, the Portfolio paid $1,517 in brokerage commissions to Sanford C. Bernstein, an affiliate of FMG LLC or its affiliates, representing 2.19% of the Portfolio’s total brokerage commissions.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of June 29, 2018. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of June 29, 2018, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

As of June 29, 2018, there were no shareholders who were deemed to own beneficially more than 5% of the outstanding shares of any class of shares of the Portfolio.

Outstanding Shares

The outstanding shares of each class of the Portfolio as of June 29, 2018, are set forth below:

	Class IA	Class IB	Class K
Outstanding Shares	167,396	8,437,884	7,672,628

A copy of the Trust’s June 30, 2018 Semi-Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fee charged by Franklin Mutual to a comparable fund subject to the 1940 Act that it advises.

Name of Fund	Assets as of June 29, 2018	Advisory Fee Rate (% of average daily net assets)
Franklin Small Cap Value Fund	$2,725.4 million	0.75% of the value of net assets up to and including $500 million; 0.625% of the value of net assets over $500 million and up to and including $1 billion; 0.50% of the value of net assets over $1 billion and up to and including $5 billion; and 0.49% of the value of net assets over $5 billion.